Exhibit 99.1

Innovus Pharmaceuticals Reports Record Quarterly Revenue for the First Quarter 2018 of $4.5 million, Beating Previous Estimate and Net Loss Decrease of 28% Compared to the Same Quarterly Period in 2017

Quarterly Net Revenue Increase of
109% When Compared to the First Quarter of 2017

SAN DIEGO, May 14, 2018 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma” or the “Company”) (OTCQB: INNV), today announced first quarter 2018 net revenue of $4.5 million compared to $2.2 million in net revenue for the same period in 2017.

“We are delighted with our first quarter net revenues of $4.5 million, which beat our previously announced first quarter expectations,” stated Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “We are very confident in our business strategy and in our ability to grow our sales revenue through our continuously expanding and proprietary Beyond Human™ sales and marketing channels and to develop new products that satisfy the needs of our growing customer base. With a strong cash position of close to $5 million in cash at the end of the first quarter, we are committed and aggressively working towards our goal of profitability as we continue to strengthen and advance our pipeline, which is as strong as it's ever been and expand the sales channels of our Beyond Human™ sales and marketing platform both in the US and abroad,” continued Dr. Damaj.

Financial highlights for the three months ended March 31, 2018 included:

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Net revenues totaled $4.5 million for the three months ended March 31, 2018 compared to net revenues of $2.2 million for the three months ended March 31, 2017 representing a 108.7% increase.
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Sequential quarter over quarter revenue increase of 91.0% in the first quarter 2018 compared to an increase of 28.7% in the first quarter 2017.
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Gross margins increased to 81% for the three months ended March 31, 2018 compared to 80% the same three-month period in 2017.
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Total cash on hand close to $5 million at March 31, 2018
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Total non-product operating expenses increased to $5.0 million and included $0.1 million in non-cash share-based compensation, $0.5 million of non-cash debt related expense, and $0.2 million in non-cash depreciation and amortization for the three months ended March 31, 2018.
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Loss from operations decreased to $1.3 million during the three months ended March 31, 2018 compared to $1.7 million during the three months ended March 31, 2017 representing a 19.9% decrease.
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Net loss totaled $1.8 million, or $0.01 per common share, for the three months ended March 31, 2018 compared to $2.5 million, or $0.02 per common share, for the three months ended March 31, 2017 representing a decrease of 28.2%. The net loss in 2018 included a non-cash expense of $0.3 million for the loss on debt extinguishment. The net loss also included interest expense of $0.2 million which was non-cash and related to amortization of debt discounts.

First quarter 2018 and recent developments:

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Received net cash proceeds of $2.8 million from the exercise of warrants to purchase shares of the Company’s common stock, raised net cash proceeds of $1.9 million from the issuance of notes payable during the first quarter of 2018 and current total cash on hand as of March 31, 2018 is $4.9 million;
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Entered into an exclusive license and distribution agreement with Acerus Pharmaceuticals in January 2018 granting them exclusive rights to market and sell UriVarx® in Canada;
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Entered into an exclusive license and distribution agreement with Lavasta Pharma in January 2018 granting them exclusive rights to market and sell ProstaGorx® in various countries in the Middle East and North Africa;
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Launched seven new products in the U.S.;
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Received multiple product approvals in Canada; and
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Expanded our Beyond Human™ sales and marketing platform to Canada and launched three products there.

The Company will host a conference call at 4:15 p.m. ET/1:15 p.m. PT today to discuss the financial results and recent business developments. To participate in the call, please dial 1-877-883-0383 for domestic callers or 1-412-902-6506 for international callers. Participant Elite Entry Number: 9576665. A replay of the call will be available for 30 days.  To access the replay, dial 1-877-344-7529 domestically or 1-412-317-0088 internationally and reference Conference ID: 10118224. The replay will be available shortly after the end of the conference call.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)
Net revenue:
Product sales, net	$4,542,026	$2,177,290
License revenue	2,578	-
Net revenue	4,544,604	2,177,290

Operating expense:
Cost of product sales	864,095	440,476
Research and development	11,287	3,183
Sales and marketing	3,301,784	1,687,351
General and administrative	1,696,021	1,704,663
Total operating expense	5,873,187	3,835,673

Loss from operations	(1,328,583)	(1,658,383)

Other income and (expense):
Interest expense	(241,888)	(557,479)
Loss on extinguishment of debt	(255,685)	(304,828)
Other income (expense), net	109	(616)
Fair value adjustment for contingent consideration	(2,845)	27,175
Change in fair value of derivative liabilities	-	(51,656)
Total other expense, net	(500,309)	(887,404)

Net loss	$(1,828,892)	$(2,545,787)

Net loss per share of common stock – basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares of common stock outstanding – basic and diluted	186,933,622	135,099,173

Condensed Consolidated Balance Sheet Data

March 31, 2018
1
Assets
Cash	$4,923,796
Accounts receivable, net	195,242
Prepaid expenses and other current assets	333,136
Inventories	1,648,730
Intangible assets and other non-current assets	5,292,466
Total assets	$12,393,370
Liabilities & Stockholders' Equity
Accounts payable & accrued expenses	2,910,282
Accrued compensation	2,820,113
Deferred revenue and customer deposits	142,769
Accrued interest payable	11,671
Short-term loan payable	32,775
Notes payable and non-convertible debenture, net of discount	2,288,876
Total contingent consideration	1,481,848
Total stockholders' equity	2,705,036
Total liabilities & stockholders' equity	$12,393,370

1
The Condensed Consolidated Balance Sheet Data has been derived from the audited consolidated financial statements as of that date.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.fluticare.com; www.allervarx.com; www.apeaz.com and www.diabasens.com.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its financial results, projected revenues, projected online subscribers and other customers, estimated markets for its products, and statements about achieving its other corporate and business development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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For more information, please contact:

Randy Berholtz
Innovus Pharma Investor Relations
Tel: +1 858 249 7865
ir@innovuspharma.com